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                                   EXHIBIT 11


                        COMPUTATION OF EARNINGS PER SHARE



                                                              YEAR ENDED DECEMBER 31,
                                                      1997            1996            1995
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
Weighted average number of common share
outstanding used in basic earnings per common
share calculation                                   5,065,156       5,061,600       5,061,600
Net dilutive effect of stock options                  150,136          49,163             -0-
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Weighted average number of shares outstanding
adjusted for effect of dilutive securities          5,215,292       5,110,763       5,061,600
Net income                                         $6,141,223      $3,548,032      $4,716,855
==============================================================================================
Basic earnings per common share                    $     1.21      $     0.70      $     0.93
==============================================================================================
Diluted earnings per common share                  $     1.18      $     0.69      $     0.93
==============================================================================================

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